Exhibit 99.2
news

Contacts:
Investors:	Media:
Brad Allen 651.704.5818 bdallen@imation.com	Mary Rawlings-Taylor 651-704-6796 mjrawlings-taylor@imation.com
Imation to Acquire Memorex
Leading Consumer Brand for Recordable Media
Adds to Imation’s Global Technology Engine;
Financially Accretive Transaction Expected to Contribute
$32 to $36 million in Annual Operating Income After 2006 Integration;
All Cash Purchase for $330 Million Plus Contingent Payments of up to $45 Million
OAKDALE, MN (January 19, 2006) — Imation Corp (NYSE:IMN) and Memorex International, Inc, today jointly announced that they have entered into a definitive agreement under which Imation will acquire Memorex International in an all cash transaction for $330 million. Additional cash consideration ranging between $5 million and $45 million would be paid out over a period of up to three years after close, contingent on financial performance of the purchased business. The Boards of both companies have approved the transaction.
     A teleconference for the financial community and news media discussing the acquisition and Imation 2005 earnings is scheduled for 7:30 a.m. Central Standard Time (8:30 a.m. EST) tomorrow, January 20, 2006. (See full details below.)
     “This acquisition is a major strategic milestone for Imation, as we implement our profitable growth strategy. It is also a win-win for both companies’ customers and shareholders,” said Bruce Henderson, Imation Chairman and CEO. “We are gaining a powerful consumer brand and global market share leader in recordable CDs and DVDs as well as an experienced management team under the leadership of Mike Golacinski. Added to our technology expertise, strong B2B brand, global footprint, broad product portfolio and industry experience, we are creating a new global powerhouse in the data storage industry.”
     Michael Golacinski, President and CEO of Memorex International, Inc, will head up Imation’s consumer business, maintaining the Memorex headquarters in Cerritos, CA. A consumer electronics industry veteran, Golacinski was an executive with Maxell Corporation prior to joining Memorex in 1997. He stated: “I am excited about the opportunity to join Imation and extend the Memorex brand — which has built customer loyalty for over 40 years as a leader in high quality recordable media — as well as to strengthen the Imation brand in the consumer sector. Now with the focus and resources of a global data storage leader behind us, we can extend our reach into new regions — particularly in Europe — enhance and expand the product portfolio and grow both brands.”

     In Memorex’s fiscal 2005, ended March 31, the company reported revenue of $430 million and operating income of $30 million. In the subsequent two quarters, ending September 30, 2005, Memorex’s revenue totaled $205 million and operating income totaled $14 million. After completion of integration, Imation expects Memorex to be significantly accretive adding approximately $32 million to $36 million in annualized operating income and approximately $0.40 to $0.47 earnings per share. This estimate includes synergy benefits, purchase price amortization expenses and the assumed loss of interest income due to cash used in the acquisition. Imation anticipates significant synergy benefits, from operating efficiencies including expense reductions, purchasing, and supply chain benefits. The full integration of Memorex into Imation which will result in these benefits is anticipated to be completed by the end of 2006.
Transaction Details and Timing
     Imation intends to fund the transaction with cash and has adequate cash on hand, which totaled $507.6 million at December 31, 2005, to both fully fund the acquisition and to meet current operating needs. Imation is in the process of establishing a new and expanded credit facility of $200 million to $250 million which is expected to be in place by the close of the transaction. The transaction is subject to customary closing conditions and regulatory approvals as well as approval by the shareholders of Hanny Holdings, a Hong Kong-based company listed on the Hong Kong Stock Exchange. Hanny Holdings and Investor Asia Ltd., a private equity firm, which together hold 67 percent of Memorex shares, have agreed to vote their shares in favor of the transaction. The sale is expected to close by the middle of the second quarter of 2006. Merrill Lynch acted as exclusive financial advisor and Dorsey & Whitney LLP as exclusive legal advisor to Imation in connection with the transaction.
Web cast and Replay Information
     The management teams of both companies will host a teleconference for the financial community, news media and interested investors at 7:30 a.m. Central Standard Time (8:30 a.m. EST) tomorrow. Imation will also discuss fourth quarter 2005 earnings previously scheduled for January 25, at the same teleconference. The call-in number is 866-253-6509 (U.S.) or 703-639-1208 (outside U.S.) A live web cast, including presentation slides, of the teleconference will be available on the Internet on a listen-only basis at ir.imation.com or www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 p.m. Central Standard Time on January 20, 2006, until 5:00 p.m. Central Standard Time on January 26, 2006, by dialing 866-219-1444 (access #841868). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
Additional Information and Where to Find It
     Additional information about Imation and this transaction is available at www.imation.com. Additional information about Memorex is available at www.Memorex.com.
About Imation Corp
     Imation is the world’s leading provider of removable data storage media products designed to help customers capture, create, protect, preserve and retrieve valuable digital assets. Our business-to-business customers range from managers of large data centers to distributed network administrators to small business owners who rely on Imation tape cartridges for data processing, security, business continuity, backup and archiving applications. For their personal storage needs, our customers rely on Imation’s recordable optical discs, USB-enabled flash and removable hard drives to store, edit and manage business data, photos, video, images and music on professional and home desktops. With a legacy in data storage reaching back more than 50 years, Imation has the track record, technology capability, partnerships, and vision to lead the industry into the future.

About Memorex
Founded in 1961 as a manufacturer of recordable magnetic tape for data storage, Memorex launched the audiocassette in 1971 and created one of the most memorable brand images in advertising history with jazz singer Ella Fitzgerald’s voice breaking a glass and the tag line “Is it live or is it Memorex?” The success of that campaign put Memorex solidly in the American consumer brand memory where it still is among the most recognized and respected brands today. Memorex’s consumer business was acquired by Tandy Corp. in 1982 and then again by Hanny Holdings in 1993. In 1996 the Company launched recordable CDs into the mass consumer market. The current portfolio includes recordable CDs and DVDs, which constitute more than two thirds of the Company’s 2005 revenue; branded accessories at about 15 percent; USB flash drives at about 10 percent; with magnetic and optical drives at about five percent. The Company has been the North American market share leader in retail sales for the past six years in the CD category and four years in the DVD category.
Risk and Uncertainties
     Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The Company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Among these factors is the Company’s ability to close the acquisition of Memorex in a timely manner, integrate its operations and achieve anticipated benefits and cost synergies, continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand, the Company’s ability to meet its cost reduction and revenue growth targets, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, its ability to achieve the expected benefits in a timely manner from the Moser Baer and other strategic relationships, including the Global Data Media joint venture, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, its ability to secure adequate supply of certain high demand products, the ready availability and price of energy, availability of key raw materials or critical components, the market acceptance of newly introduced product and service offerings, the rate of decline for certain existing products as well as various factors set forth, from time to time, in the Company’s filings with the Securities and Exchange Commission.
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